October 1, 1998



Fan Energy Inc.
1801 Broadway, Suite720
Denver, Colorado 80202

                                       Re:      Participation Agreement
                                                HORSETHIEF CANYON PROSPECT
                                                T21N,   R102-103W, 6th P.M.
                                                Sweetwater County, Wyoming

Gentlemen:

     This Agreement will constitute our understanding regarding Fan Energy Inc., hereinafter referred to as "FEI", purchase of an interest in Fancher Resources, LLC, hereinafter referred to as "Fancher", Horsethief Canyon Prospect, Sweetwater County, Wyoming.

     1. Fancher will assign 20% of its right, title and interest in and to all of its leasehold, being approximately 3525 net acres as depicted on Exhibit "A" attached hereto. In addition, Fancher will assign 20% of its right, title and interest in and to all leasehold and/or minerals which are acquired within the prospect outline as shown on said Exhibit "A" (map). Further, Fancher agrees to assign 20% interest in and to all acreage trades, farmins, seismic options, etc. which are secured for the Horsethief Prospect. All leasehold, minerals and acreage trades are hereinafter referred to as the "interests".

     2. FEI agrees to pay $28,000 to Fancher for acreage and geological cost associated with Horsethief Canyon Prospect, upon execution of this letter agreement.

     3. In delivering the interests, Fancher will deliver to FEI an 80% NRI on acreage which is currently owned, on this date, by Fancher as well as any open UPRC acreage where a lease is earned pursuant to shooting 3D seismic. Fancher will deliver an 80% NRI on all other interests assigned to FEI within the prospect. In the event an earned interest is less than 80% NRI Fancher will deliver said interest as is without reserving additional overriding royalty interests.


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Fan Energy Inc.
October 1, 1998
Page Two

     4. Fancher has acquired 3D seismic data over the Horsethief Canyon Prospect as shown on Exhibit B. FEI agrees to pay 24% of all costs involved in acquiring, processing, and interpreting the 3D seismic data over the Horsethief Canyon Prospect. Notwithstanding said payment, the ownership of such data will be FEI 20% and Fancher 80%. The estimated gross cost to acquire, process and interpret the 3D seismic data in the Horsethief Canyon prospect is estimated to be $500,000. FEI's cost to date for seismic is shown on Exhibit E and is due upon execution of this Agreement.

     5. An area of mutual interest is hereby established, effective for acquisitions after this date, consisting of the Horsethief Canyon Prospect lands as shown on Exhibit "A". The AMI will remain in effect for the term of any oil and gas leases which become subject to this agreement, whether by acquisition, extension or renewal and shall thereafter terminate unless production is established on any portion of said land through this agreement, and shall then continue so long as there is production. Any acquisition to the AMI, shall be reported within ten (10) days in writing describing the acquired interest and cost of same, FEI will have twenty (20) days from receipt of such notice in which to elect to participate in the interest by payment of its proportionate share of the actual cost of the interest plus 10%. Failure to participate in an acquisition to the AMI shall remove that interest from the terms of this agreement.

     6. FEI agrees to pay 24% of all costs to casing point on the initial well drilled on the Horsethief Canyon Prospect, as reflected in the AFE attached hereto and made a part of this Agreement. The initial well will be spudded on or before November 1, 1998.

     7. A Federal Exploratory Unit has been formed as shown on Exhibit F. FEI agrees to ratify and adopt the Horsethief Canyon Unit Agreement and Unit Operating Agreement. The Horsethief Canyon Unit Operating Agreement will control all operations of the parties while it is in effect. In the event any lands subject to this agreement are contracted out of the Horsethief Canyon Unit, or if the Horsethief Canyon Unit is terminated, then such lands will be automatically subject to the AAPL 610-1989 JOA attached hereto as Exhibit D.




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Fan Energy Inc.
October 1, !998
Page Three


     8. FEI will have a continuing right of first refusal to participate, on similar terms to Horsethief Canyon Prospect, in Fancher's four other prospects in this area as shown on Exhibit "C" attached hereto and any other prospects or re-entries that Fancher may develop in the subject area. These prospects are identified as Northeast Marianne, Southwest Marianne, Deadman Wash and Shiprock. FEI will have fifteen (15) days from the presentation and review of each prospect in which to elect to participate in the aforementioned prospects.

     9. Simultaneous with the execution of this agreement Fancher and FEI will enter into the AAPL Model Form 610-1989 Operating Agreement attached hereto as Exhibit "D" which designates Fancher Oil LLC as Operator. Said Operating Agreement will contain a provision which allows Fancher, as operator, to charge a reasonable fee for G&A related to the time required to administer this project on a mutually acceptable basis.

     If the terms as outlined above are satisfactory, please so indicate by signing below in the space provided and return one copy of this agreement to my attention. Thank you for your time and consideration of this matter. Should you have any questions, please advise.

                                         Sincerely,

                                         FANCHER RESOURCES, LLC

                                         /s/ George H. Fancher Jr.
                                         George H. Fancher Jr.
GHF:jh
enclosures

                                         AGREED TO AND ACCEPTED THIS
                                         1ST  DAY OF OCTOBER, 1998.

                                         FAN ENERGY INC.

                                         By /s/ Jeff Scott
                                            ----------------------------------
                                            Jeff Scott, Director